Exhibit 10(h)

Jonathan A. Siegler
Additional Employment Arrangements

On January 3, 2007, TXU Corp. (the “Company”) informed Jonathan A. Siegler that it had decided to waive the requirement under Paragraph 2.1 of Mr. Siegler’s Employment Agreement, dated August 2, 2004 (the “Employment Agreement”), that he be required to provide notice of his intention not to renew the term of the Employment Agreement for an additional year no later than February 1, 2007. The waiver applies only to calendar year 2007 and gives Mr. Siegler the option to notify the Company at any time prior to June 1, 2007 (2 months prior to expiration of the current term of the Employment Agreement) of his intention not to renew the term for an additional year.

In addition, Mr. Siegler has been promoted to Senior Vice President, he has received an increase in annual base salary to $300,000, and his target bonus under the TXU Corp. Executive Annual Incentive Plan has been increased to 50% of his annual base salary.